EXHIBIT 7

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Proxy Statement/Prospectus constituting part of this registration statement on Form N-14 (the "Registration Statement") of our report dated June 12, 1998, relating to the financial statements and financial highlights (the "Financial Statements") appearing in the April 30, 1998 Annual Report to the Shareholders of Strategic Natural Resources Fund, Info-Tech & Communications Fund, Growth Fund, Asian High Yield Fund, and Asian Select Advisors Fund, each a series of Orbitex Group of Funds, which appears in Appendix D to the Proxy Statement/Prospectus.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Boston, Massachusetts
May 26, 1999